                                                                    EXHIBIT 12.1



                  STATEMENT OF COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES


                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                               -----------------------------------------------------------------------
                                                 1997            1998            1999          2000           2001
                                               --------        --------        --------      ---------       ---------
Earnings:

    Pre-tax income                             $ 28,312        $ 50,989        $ 94,176       $ 75,707        $ 22,238

    Fixed charges                                10,528          26,338          94,864        128,079         119,055
    Less:  Preferred stock dividends                  -          (3,234)         (4,144)        (4,144)         (4,144)
    Less:  Capitalized interest                       -            (262)              -              -               -
                                               --------        --------        --------      ---------       ---------
       Net fixed charges                         10,528          22,842          90,720        123,935         114,911
                                               --------        --------        --------      ---------       ---------

    EARNINGS                                   $ 38,840        $ 73,831       $ 184,896      $ 199,642       $ 137,149
                                               ========        ========        ========      =========       =========



FIXED CHARGES:
    Interest expense                            $ 9,330        $ 20,267        $ 81,633      $ 112,433       $ 100,817
    Preferred stock dividends                         -           3,234           4,144          4,144           4,144
    Capitalized interest                              -             262               -              -               -
    Amortization of debt costs                      329             865           4,930          6,254           6,698
    Interest factor of rental expense               869           1,710           4,157          5,248           7,396
                                               --------        --------        --------      ---------       ---------

    TOTAL FIXED CHARGES                        $ 10,528        $ 26,338        $ 94,864      $ 128,079       $ 119,055
                                               ========        ========        ========      =========       =========

RATIO OF EARNINGS TO FIXED CHARGES                  3.7             2.8             1.9            1.6             1.2
                                               ========        ========        ========      =========       =========
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